NEWS
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          FOR IMMEDIATE RELEASE                  ADVANCED NMR SYSTEMS, INC.
          CONTACT: EILEEN KIRRANE
          (508) 657-8876

                     ADVANCED NMR SYSTEMS, INC. ANNOUNCES IT HAS
                      COMPLETED A $3.5 MILLION PRIVATE PLACEMENT
                    AND WILL COMMENCE RESTRUCTURING ITS OPERATIONS


                    Wilmington, MA, May 31, 1996 --Advanced NMR Systems, Inc. (NASDAQ: ANMR) today announced it has concluded a private placement of newly issued Series A Convertible Preferred Stock, $.01 par value, for an aggregate purchase price of $3.5 million. Today's placement is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder. The shares were not registered and may not be offered or sold in the United States unless registered or exempted from registration requirements.

                    ANMR also announced a new Strategic Plan that will focus company resources on its profitable Medical Diagnostics, Inc. (MDI) diversified healthcare service business and expects to achieve a significant reduction in resources dedicated to technology development. ANMR will continue to work with General Electric Medical Systems as the exclusive systems integrator of very high field 3 and 4 Tesla MRI systems under a contract extending through June 1999. As previously announced, Advanced NMR Systems had terminated its Merger Agreement with Advanced Mammography Systems, Inc. (AMS), its majority-owned subsidiary. Advanced Mammography will continue to operate as an independent, publicly-traded company with Advanced NMR Systems providing certain management services.

                    Jack Nelson, Chairman and Chief Executive Officer of Advanced NMR Systems noted: "The financing announced today will allow ANMR to adequately fund development and marketing programs that we have identified as critical to the successful implementation of our strategic objectives, the first of which must be the creation of shareholder value. ANMR will invest a majority of its financial and human resources, along with the proceeds from today's financing, to expand our growing diagnostic imaging and rehabilitation services businesses, including an important new venture to develop MR Breast Imaging clinics using Advanced Mammography's dedicated Breast Imaging system. We expect to de-emphasize areas where market penetration has proved difficult and costly. Over the next several months, we will be exploring alternatives that will allow us to realize an appropriate return on our investment in InstaScan products. It seems clear at this point that the market for very high field 3 and 4 Tesla MRI systems, sold through General Electric Medical Systems, is the area of greatest profit potential for ANMR's systems business."

                    Nelson continued: "We are confident that, having sought and completed an independent financing for Advanced Mammography, we are positioned to successfully commercialize our "Aurora" Breast Imaging product. As shareholders in the business, we have concluded that an independent and highly focused Advanced Mammography organization is best equipped to maximize the return on our shareholders' investment."

                    In connection with the capital infusion, the restructuring of operations and the decision to withdraw from a merger with Advanced Mammography, Mr. Nelson also noted the Company will propose diversification of the Boards of Directors of both ANMR and AMS to reflect the new focus on its commercial operations and will review possible modifications to the Shared Services and License Agreement between ANMR and AMS in light of the merger termination and the financing completed today. He also stated a company-wide review, currently underway, is expected to result in a streamlining of operations that will allow significant reductions in the overall cost structure of the business.

                    This release contains forward-looking statements based upon current expectations that include a number of business risks and uncertainties. The factors that could cause results to differ materially include the following: delays in product development, lack of market acceptance of the Company's technology and changes in health care regulations, including reimbursement programs.

                    Advanced NMR Systems, Inc. develops and manufactures ultrafast magnetic resonance imaging products and components and is a provider of diagnostic imaging and rehabilitation services through its wholly-owned subsidiary, Medical Diagnostics, Inc. Its majority-owned subsidiary, Advanced Mammography Systems, Inc. has developed a dedicated MR Breast Imaging System that received FDA clearance in February, 1996.

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